UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2007

Brainstorm Cell Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-61610	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 East 59th Street
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 557-9000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On October 15, 2007, the Board of Directors of Brainstorm Cell Therapeutics Inc. (the “Company”) appointed Mr. Abraham (Rami) Efrati Chief Executive Officer of the Company. The Company has not yet determined the compensation of Mr. Efrati. The Company will file an amendment to this Form 8-K within four business days after Mr. Efrati’s compensation is determined.

In 2004, Mr. Efrati founded, and is currently the Chief Executive Officer of, Pro-Int Ltd., a private company. In 2005, Mr. Efrati co-founded, and is currently the Chief Executive Officer of, TeleFlight Technologies Ltd., a technology company specializing in research and development of micro electronics solutions mainly oriented for unmanned systems.  From 1997 until 2004, Mr. Efrati served as the Vice President, Sales, Business Development and Marketing for the government project division of NICE-Systems Ltd., a leading provider of solutions that capture, manage and analyze unstructured multimedia content and transactional data enabling companies and public organizations to enhance business and operational performance, address security threats and behave proactively.

There are no family relationships between Mr. Efrati and any director or other executive officer of the Company. There have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Efrati has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-B.

A press release dated October 12, 2007 announcing Mr. Efrati’s appointment as Chief Executive Officer is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of the Company, dated October 12, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 19, 2007	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Chaim Lebovits Chaim Lebovits
President